Exhibit (d)(i)(B)

SCHEDULE A

DATED MARCH 9, 2026

TO THE

INVESTMENT ADVISORY AGREEMENT DATED MARCH 21, 2025

BETWEEN

FUNDVANTAGE TRUST AND POLEN CAPITAL CREDIT, LLC

Series of FundVantage Trust

Polen Floating Rate Income ETF

Polen High Income ETF

Polen Euro High Yield Bond ETF

SCHEDULE B

DATED MARCH 9, 2026

TO THE

INVESTMENT ADVISORY AGREEMENT DATED MARCH 21, 2025

BETWEEN

FUNDVANTAGE TRUST AND POLEN CAPITAL CREDIT, LLC

Investment Advisory Fee Schedule

Fund	Annual Fee as a Percentage of Fund’s Average Daily Net Assets
Polen Floating Rate Income ETF	0.59% (59 basis points)
Polen High Income ETF	0.63% (63 basis points)
Polen Euro High Yield Bond ETF	0.75% (75 basis points)